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                                                                   EXHIBIT 10.13

                             COOPERATION AGREEMENT
                      Agreement for a cooperation between

SEQUENOM Inc., Boston, c/o TVM Techno Venture Management L.P., 101 Arch Street
                             Boston, MA 02110, USA

                 - in the following: participation partnership
                       (Beteiligungsgesellschaft: BG )-

      and the Technologie Beteiligungs Gesellschaft mbH of the Deutsche
                                Ausgleichsbank,
                           Wielandstr. 4, 53170 Bonn
                           - in the following: tbg -

   with the maintenance of the participations mentioned in this agreement in SEQUENOM Instruments GmbH, Stapelstrasse 5B, 22529 Hamburg

           - in the following: Junges Technologie-Unternehmen (JTU)

                                     (S) 1

                           PARTIES TO THE AGREEMENT

1. Within the scope of the pilot project "Participation Capital for Start-Up Technology-Companies" carried out by the Bundesminister fur Bildung, Wissenschaft, Forschung und Technologie (BMBF) (Federal Ministry for Education, Science, Research and Technology) and the Deutsche Ausgleichsbank, tbg supports start-up technology-companies by participating in their investment- and operations financing for

     -research and development up to the production and testing of prototypes (seed stage) and

     -assimilation development and preparation for production including market introduction of new technical products, procedures or technical services (development stage).

     tbg intends to take over a silent participation in the amount of DM 1,000,000.-- in the JTU, provided that the participation between BG and JTU mentioned in section 2 will be agreed upon. A copy of the agreement of the assigned participation agreement between tbg and JTU is attached to this agreement.

2) BG intends to take over for JTU a participation in the amount of DM 950,000.-- as non-refundable partnership contribution and an original investment in the amount of DM 50,000.--.

     BG will be consulted in the management of its participation by TVM Techno Venture Management Gesellschaft mbH & Co. KG, Leopoldstrasse 28 A, 80802 Munchen (in the following: TVM).

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     BG confirms that it neither applied for refinancing, of a participation in
     JTU in the scope of the trial "participation asset for start-up technology companies" with KfW, nor for the rest lays claim to the promotion (refinancing or deposition) of this participation in JTU from the ERP special assets.

3) The parties shall immediately inform each other in writing , when the mentioned participation arrangements with JTU are finalized. If the final participation agreements differ from the draft notifications, the agreements are to be consigned in the standard version and differences are to be explained on request.

4) The parties shall only with the consent of their party to this agreement agree upon subsequent changes of the participation agreements, sale / mortgaging of the participations or further participation- or loan agreements. As far as a proper termination of the participation agreement between BG and JTU is permissible to BG, then it will require the consent of tbg. The parties of this agreement have to inform each other immediately about a termination for an urgent reason, if possible before the declaration of the termination.

                                     (S) 2

                               MANAGEMENT OF JTU

BG, in collaboration with TVM, will control with the necessary care the management of JTU and the development of the innovation scheme promoted by tbg and assist JTU, if required, with management support. Fundamentally, BG is willing and in a position, but not obliged, to make additional means of financing available to JTU, if needed.

                                     (S) 3

                                USE OF RESOURCES

Before the call off of means of participations of tbg, BG will verify the agreed upon call off assumptions between tbg and and JTU and, as far as they exist, confirm them. BG will support the call off, if there are neither economical nor technical objections regarding, the realization of the innovation plan promoted by tbg at the time of the call off and after their knowledge.

                                     (S) 4

                         INFORMATION AND CONTROL RIGHTS

1) BG obliges itself with tbg to the reporting about the economic situation of JTU and about the position of the innovation plan promoted by tbg. Therewith BG will lay claim to the consulting services of TVM.

2) Reports are to be made regularly half-yearly up to March 31 and up to September 30.

3) An immediate and if possible a preceding report of tbg has to result by means of all measures known to BG that excede the normal management of JTU. These are in

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     particular the measures in need of consent, that according to (S) 4 of the participation agreement between tbg and JTU and the reasons mentioned in (S) 12 of the participation agreement for a termination due to an urgent reason.

4) The report shall be made in writing, and in urgent cases mainly orally, provided that tbg does not renounce this explicitly in writing.

5) tbg is entitled to request on its own or through a designated third party extensive information about all legal relations of BG with JTU and to inspect at BG all documents regarding JTU.

6) BG agrees that tbg conveys the data obtained, regarding the participation of BG with JTU for the scientific evaluation of the pilot project (Modellversuch) mentioned in (S) 1, section 1 of this agreement, to BMBF or to an appointed institution. Moreover, BG agrees to provide immediately the information, required for the scientific evaluation of the pilot project, to BMBF and to an appointed institution. With regard to the evaluation and if need be with regard to the publication of data about the pilot project, it will be secured (guaranteed) that BG will suffer no damages.

                                     (S) 5

                                 BUYER'S OPTION

1) BG is entitled to take over the shares of tbg in JTU on 6/30 or 12/31 of each year, the latest, however, on the deadline that follows the expiration of three years from the beginning of the participation of tbg in JTU. The request for takeover by BG has to be declared in writing against tbg one calender month prior to the date of the takeover determined by BG.

2) BG takes over the participation (shares) of tbg in external proportions (Aussenverhaltnis) with all rights and obligations. In internal proportions (Innenverhdltnis) tbg will be participating in the proceeds from the current business year of the participation with 1/12 for every month (that has begun) of its participation. For the accounting between tbg and BG the amounts of the corresponding business year count as accrued distributed over all months evenly. Payments of JTU that were made to tbg are to be considered.

3) The takeover of the participation of tbg is made at the nominal amount of the participation of tbg at the time of the takeover in addition to a surcharge of 25 %. The takeover price is due for payment to tbg 2 weeks after takeover.

4) In the participation agreement between tbg and JTU the rights have been reserved for BG in the form discussed with BG in case of the execution of this option to request the conversion of the silent participation into a corporate share.

                                     (S) 6

                   BEGINNING AND DURATION OF THE COOPERATION

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1)   BG is obliged towards tbg with the care of JTU according to (S) 2 and with the informing according to (S) 4 of this agreement from the time when this agreement and the participation agreements between tbg and JTU, as well as BG and JTU have been signed.

2) The cooperation ends with the termination of the participation of tbg or BG.

3)   The proper termination of this cooperation agreement is excluded.

                                     (S) 7

                              GENERAL PROVISIONS

1) Amendments and supplements of this agreement are needed in writing. Oral agreements on the side of this agreement do not exist.

2) If one provision of this agreement is legally ineffective, then the other provisions are not affected by it. BG and tbg are obliged to replace ineffective provisions of agreement by regulations that are legally effective and that are corresponding in idea and purpose to the legally ineffecfive provisions as far as possible.

3) Bonn has been agreed upon as legal domicile for all legal disputes resulting from this agreement and its realization.

Bonn,                                         Boston

Technologie-Beteiligungs-                     SEQUENOM Inc., Boston
Gesellschaft m. b. H. der                     c/o TVM Techno Venture Management
Deutschen Ausgleichsbank                      101 Arch Street
                                              Boston, MA  02110
                                              USA

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